Exhibit 10.2
                                                            Algiers, 31 may 2004


Dear Chris,

     I request that you send this document to Mr Reynolds in the quickest manner possible.




Dear Mr Reynolds,

     I have not ceased to think of my disappointment over the way your positive disposition towards my country have hit walls of incomprehension and passivity. I am surprised that your visit to Algeria and all the promises made to you have not yet born fruit.

     Fortunately I have spoken of this to my good friend, professor TOUALBI Noureddine, one of Algeria's greatest intellectual minds, and adviser to Mr RAHMANI Cherif, Minister for the Environment and `home secretary'.

     Mr Rahmani Cherif has held ministerial positions for close to two decades, also has experience of all aspects of government activity. He holds a doctorate of law, and is chief of his domain, he could foreseably be promoted to the highest ranks of government.

     He was very impressed with both your political and  international  pedigree
and   experience,   and  is  strongly   interested  in  the  possible   business
opportunities open to your group.

     It is in this spirit that he has extended an invitation to come and visit Algeria in order to finalise the business we have already discussed.

     It is understood that the creator of this project was professor TOUALBI, together with my assistance, I have therefore enclosed his CV in this document.

     I will transmit the invitation to you once you have clarified which areas within the scope of the environment you are interested in initially focusing on.

     I am dedicating all my energies towards the completion of your business in Algeria.

Respectfully yours,

/s/Omar BERDJA